Newtek Reports Earnings and EBITDA for Quarter 3

Highlights of first nine months:

-Web Hosting segment revenue increased by 30%.
-Web Hosting segment pre tax net income is $3,047,000.
-Electronic Payment Processing segment revenue increased by 37%.
-Electronic Payment Processing segment Pretax Net Income is $2,072,000.
-Total Non-Capco segments revenue increased by 29%.
-Capco segment revenue decreased by 68%.
-2006 EBITDA for 3 primary business segments is $11,643,000.
-Cash Flow from operations is $1.5 million.

New York, N.Y. - November 9, 2006 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, announced today that it has reported earnings for the third quarter of 2006. Newtek reported revenues of $21.6 million, an increase of 5.7% over the three months ended September 30, 2005 an after tax loss of $1.1 million or ($.03) per share, a decrease of $.9 million or 45% from the $2.0 million loss for the same period last year. Newtek achieved positive cash flow from operations of $1.5 million through September 30, 2006.

CEO and Chairman Barry Sloane said, “We are pleased at our third quarter performance and we are dramatically outperforming our expectations in the Web Hosting segment and appear to have found a stable point in our lending business to build off of, as we reported a pre-tax profit of $500,000 for Q3 2006 in the lending business segment. Our electronic payment processing division has shown strong growth (37% revenue growth and 64% pretax net income growth), despite the fact that we were unable to consummate a $7.5 million portfolio purchase as had previously been anticipated. Even without this acquisition, the pre-tax net income came very close to previous guidance due to the power of our business model. We anticipate deploying this cash in 2007 to purchase merchant accounts which will reflect higher EBITDA guidance for this segment above 2006 which we anticipate to be at $4.4 to $4.5 million. We see our business model gaining traction as we are adding 1700 new customer accounts per month net of attrition and anticipate 75,000 customer accounts by December 31, 2006.

Mr. Sloane continued: “We are extremely pleased at the way the company has performed during a transition period in its history as we continue to deemphasize our Capco business in favor of growing our operating businesses. We believe the capital markets will catch up with the success we are having with our clients and strategic alliance partners. We will attempt to operationally and financially separate and segregate the effects of our legacy Capco business from our operating units. Our client base is growing quickly with customers responding to our high level of customer service and their ability to contract with Newtek effortlessly across all product lines. We have launched our new website and new marketing initiatives in the third quarter which we believe will enable us to continue to sustain our growth rates. With $1.37 per share in cash, cash equivalents, and treasuries as of September 30, 2006 as well the growing EBITDA performance forecasted for 2006 ($14.9 million to $15.4 million) from our three primary business segments we are financially and operationally positioning the company to become the leading brand of business and financial services for the small to medium sized business market. We continue to forecast cash flow positive results from our operating businesses in 2006.”

Newtek has posted a PowerPoint presentation on its website, www.newtekbusinessservices.com which will help investors follow along at the shareholder conference call scheduled for 4:15 p.m. on November 9, 2006.

The conference call will be accessible via a toll free number by dialing 1-888-396-2386 and providing the pass code 81218520. Listeners are encouraged to ask any questions that they may have during the call. The conference call will also be broadcast over the Internet through Newtek’s website at www.newtekbusinessservices.com. To listen to the call live please go to Newtek’s website approximately 15 minutes prior to the call to download any audio software which may be necessary. For those who miss the live broadcast, a replay will be available on the website approximately one hour after the call. The online archive of the web cast will be available for ninety days following the call.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor to the small to medium-sized business market under the Newtek TM brand.  According to the U.S. Small Business Administration, there are over 25.8 million small businesses in the United States, which in total represent 99.7% of all employer firms, generate 60 - 80% of all new jobs annually and create more than 50% of non-farm private GDP. Since 1999, Newtek has helped small business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 70,000 customers with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Business Lending: Business loans to start up, acquire, or expand a business
•	Electronic Payment Processing: Credit card, debit card, check conversion, and ACH solutions
•	Insurance Services: Nationwide commercial and personal lines of insurance
•	Outsourced Digital Bookkeeping: Bookkeeping and recordkeeping at a fraction of the cost of in-house staff
•	Web Hosting: Full service web host including domain registration and online shopping cart tools
•	Web Design and Development: Customized web design and development services for a powerful web presence
•	Tax Preparation and Advisory Services: Expert tax planning and consultation for your business
•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval
•	Business Plan Preparation: Professional business plan assistance providing a roadmap for success

For more information, go to www.newtekbusinessservices.com.

Statements in this press release including statements regarding Newtek's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management's current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

Contacts:

Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com

2006 Segment Actual Results Third Quarter

(In millions of dollars except E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Electronic Payment Processing	11.2	0.9	1.3
Web Hosting	3.5	1.0	1.7
SBA Lending	2.8	.5	1.4
CAPCO	1.7	(3.6)
All Other	2.7	1.1
Corporate Activities	1.0	(1.6)
Interco Eliminations	(1.3)
Total	21.6	(1.7)
E.P.S Guidance (per share)		(.03)

2006 Segment Guidance Fourth Quarter

(In millions of dollars except E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Electronic Payment Processing	12.9-13.3	.9 - 1.0	1.3 -1.4
Web Hosting	3.5-3.6	.6-.8	1.4 -1.6
SBA Lending	2.0-2.1	(.3) - (.1)	.6 - .8
CAPCO	11.3 -11.4	5.9 -6.1
All Other	1.3	(.2)-(.1)
Corporate Activities	1.0	(1.6)-(1.4)
Interco Eliminations	(1.0)
Total	31.0-31.8	5.3-6.3
E.P.S Guidance (per share)		.09- .11

2006 Annual Segment Guidance

(In millions of dollars except for E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Electronic Payment Processing	44.2 -44.6	3.0 - 3.1	4.4 -4.5
Web Hosting	13.5 -13.6	3.6 -3.8	6.7 -6.9
SBA Lending	9.3-9.4	0.0 - .3	3.8 -4.0
CAPCO	17.0 -17.1	(5.0)- (4.8)
All Other	7.2 -7.3	0 -.1
Corporate Activities	4.5	(5.5)-(5.3)
Interco Eliminations	(4.8)
Total	90.8 - 91.6	(3.9)-(2.8)
After Tax Net Income		(2.9)-(2.3)
E.P.S Guidance (per share)		(.08)-(.07)

Item 1. Financial Statements (Unaudited)

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(In Thousands, except for Per Share Data)

	Three Months ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005
Revenue:
Electronic payment processing	$11,022	$8,435	$31,148	$21,955
Web hosting	3,479	2,769	9,953	7,680
Interest income	1,230	1,237	4,566	3,566
Income from tax credits	1,304	5,905	4,584	17,303
Premium income	1,071	827	2,448	3,345
Servicing fee income	473	539	1,459	1,477
Insurance commissions	210	273	642	991
Other income	2,847	477	4,980	3,683
Total revenue	21,636	20,462	59,780	60,000

Expenses:
Electronic payment processing costs	7,919	6,143	22,381	16,094
Interest	3,587	4,208	12,531	11,785
Consulting, payroll and benefits	4,373	3,996	12,708	12,307
Professional fees	2,133	1,902	6,153	5,442
Depreciation and amortization	1,728	1,171	4,740	3,445
Insurance	790	856	2,579	2,319
Provision for loan losses	51	1,082	405	2,183
Goodwill impairment	—	822	—	822
Other than temporary decline in value of investments	—	321	—	321
Other	2,846	2,298	7,784	5,853
Total expenses	23,427	22,799	69,281	60,571

Loss before minority interest and benefit (provision) for income taxes	(1,791)	(2,337)	(9,501)	(571)

Minority interest	70	258	329	630

(Loss) income before benefit for income taxes	(1,721)	(2,079)	(9,172)	59
Benefit (provision) for income taxes	667	102	3,103	(948)

Net loss	$(1,054)	$(1,977)	$(6,069)	$(889)

Weighted average common shares outstanding:
Basic	34,883	34,454	34,805	34,105
Diluted	34,883	34,454	34,805	34,105
Net loss per share:
Basic	$(0.03)	$(0.06)	$(0.17)	$(0.03)
Diluted	$(0.03)	$(0.06)	$(0.17)	$(0.03)